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                                                                     EXHIBIT 10b

                           ANNUAL MANAGEMENT INCENTIVE
                COMPENSATION PLAN FOR CMS ENERGY CORPORATION AND
                                ITS SUBSIDIARIES

Effective January 1, 2004
Approved by Committee on March 23, 2005

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                           ANNUAL MANAGEMENT INCENTIVE
              COMPENSATION PLAN FOR CMS ENERGY CORPORATION AND ITS
                                  SUBSIDIARIES

I.    GENERAL PROVISIONS

      1.1 PURPOSE. The purpose of the Annual Management Incentive Compensation Plan ("MIC Plan") is to:

      (a) Provide an equitable and competitive level of compensation that will permit CMS Energy Corporation ("Company") and its subsidiaries to attract, retain and motivate certain highly competent Management and Professional Employees.

      (b) No payments to Management and Professional Employees in the form of incentive compensation shall be made unless pursuant to a plan approved by the Committee and after express approval of the Committee.

      1.2 EFFECTIVE DATE. The initial effective date of the Plan is January 1, 2004. The Plan as described herein, is amended and restated effective January 1, 2005.

      1.3 DEFINITIONS. As used in this MIC Plan, the following terms have the meaning described below:

            (a) "Annual Award" means an annual incentive award granted under the MIC Plan.

            (b)   "CMS Energy" means CMS Energy Corporation.

            (c) "Committee" means the Committee on Compensation and Human Resources of the Board of Directors of CMS Energy.

            (d)   "Common Stock" means the common stock of CMS Energy.

            (e)   "Company" means CMS Energy Corporation.

            (f) "Corporate Free Cash Flow" (CFCF) means CMS Consolidated Cash Flow from operating activities, excluding pension contributions and adjusted for GCR Recovery, plus Cash Flow from Investing Activities.

            (g) "Disability" means that a participant has terminated employment with the Company or a Subsidiary and is entitled to disability payments under the Pension Plan.

            (h) "Earnings Per Share" (EPS) means the amount of ongoing net income per outstanding CMS Energy Share.

            (i) "GCR Recovery" means actual/forecast incremental GCR recovery during January and February calculated as actual/forecast GCR cycle billed sales times above budget GCR factor.

            (j) "Leave of Absence" for purposes of this MIC Plan means a leave of absence that has been approved by the Plan Administrator.

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            (k)   "Management and Professional Employee" means an employee of the Company or a Subsidiary in the salary grades specified in the table contained in Article III of the MIC Plan.

            (l) "MIC Plan" means the Annual Management Incentive Compensation Plan for CMS Energy Corporation and Its Subsidiaries, as effective January 1, 2004 and any amendments thereto.

            (m) "Outside Directors" means directors of CMS Energy who are not employed by CMS Energy or a Subsidiary and satisfy the requirements of an "Outside Director" under Code Section 162(m).

            (n) "Pension Plan" means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

            (o) "Performance Year" means the calendar year prior to the year in which an Annual Award is made by the Committee.

            (p) "Plan Administrator" means the Sr. Vice President - Human Resources and Administrative Services of CMS Energy, under the general direction of the Outside Directors on the Committee.

            (q) "Retirement" means that an MIC Plan participant is no longer an active employee and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan.

            (r) "Subsidiary" means any direct or indirect subsidiary of the Company.

      1.4 ELIGIBILITY. Certain Management and Professional Employees are eligible for participation in the MIC Plan.

      1.5   ADMINISTRATION OF THE PLAN.

            (a) The MIC Plan is administered by the Sr. Vice President - Human Resources and Administrative Services of CMS Energy under the general direction of the Outside Directors who are members of the Committee.

            (b) The Committee, no later than March 30th of the Performance Year, will approve performance goals for the Performance Year.

            (c) The Committee, no later than March 30th of the calendar year following the Performance Year, will review for approval proposed Annual Awards for the total of all MIC Plan participants, as recommended by the President and CEO of the Company. All proposed Annual Awards are subject to approval of the Committee. Before the payment of any Annual Awards, the Committee will certify in writing that the performance goals were in fact satisfied in accordance with Code Section 162(m).

            (d) The Committee reserves the right to modify the performance goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as it deems necessary to maintain the spirit and intent of the MIC Plan. The Committee also reserves the right in its discretion to not pay Annual Awards for a Performance Year. All discretionary decisions of the Committee are final.

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II.   CORPORATE PERFORMANCE GOALS

      2.1 IN GENERAL. The composite Plan Performance Factor will depend on corporate performance in two areas: (1) the ongoing net income per outstanding CMS Energy share (EPS); and (2) the Corporate Free Cash Flow of CMS Energy (CFCF). There will be no payout under the Plan unless a composite Plan Performance Factor of at least 75% is achieved. Each Component as well as the composite Plan Performance Factor to be used for payouts will be capped at a maximum of 200%. A table containing the composite Plan Performance Factors shall be created by the Committee for each Performance Year. The table for Performance Year 2005 is set forth below.

            (a) EPS COMPONENT. EPS performance shall constitute 40% of the composite Plan Performance Factor. The 100% EPS goal for the 2005 performance year is $.90 per share, and the EPS component shall increase or decrease by 25% for each $.05 per share change in performance. (Mathematical extrapolation shall be used for actual results not shown in the table.) There will be no payout under the plan unless at least $.80 per share is achieved (regardless of CFCF performance).

            (b) CFCF COMPONENT. CFCF performance shall constitute 60% of composite Plan Performance Factor. The 100% CFCF goal for the 2005 performance year is $ (150) million, and the CFCF component shall increase or decrease by 25% for each $50 million change in performance. (Mathematical extrapolation shall be used for actual results not shown in the table.)

             COMPOSITE PERFORMANCE FACTORS FOR 2005 PERFORMANCE YEAR

        CFCF
        COMPONENT         $    (250)     $    (200)    $(166.67)      $ (150)    $ (100)      $ (50)     $ 0       $50
        (MILLIONS)

EPS

COMPONENT

  $.80                    No Payout      No Payout           75%          80%        95%        110%     125%      140%

  $.85                    No Payout             75%          85%          90%       105%        120%     135%      150%

  $.90                    No Payout             85%          95%         100%       115%        130%     145%      160%

  $.925                          75%            90%         100%         105%       120%        135%     150%      165%

  $.95                           80%            95%         105%         110%       125%        140%     155%      170%

  $1.00                          90%           105%         115%         120%       135%        150%     165%      180%

  $1.05                         100%           115%         125%         130%       145%        160%     175%      190%

  $1.10                         110%           125%         135%         140%       155%        170%     185%      200%

Notes: Mathematical extrapolation shall be used for actual results not shown in the table.

Target Award is Bolded 100% and Maximum Award is Bolded 200%

III.  ANNUAL AWARD FORMULA

      3.1 ANNUAL AWARDS. Annual Awards for each eligible MIC Plan participant will be based upon a standard award as set forth in the table below. The total amount of an MIC

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            participant Annual Award shall be computed according to the annual award formula set forth in Section 3.2.

                            SALARY
                            GRADE         STANDARD AWARD AMOUNT
                            -----         ---------------------
                              25                 $37,000
                              24                 $36,500
                              23                 $22,500
                              22                 $22,000
                              21                 $13,500
                              20                 $13,000
                              19                 $12,500

      3.2 Annual Awards for MIC participants will be calculated and made as follows:

       INDIVIDUAL AWARD = STANDARD AWARD AMOUNT TIMES PERFORMANCE FACTOR %

IV.   PAYMENT OF ANNUAL AWARDS

      4.1 CASH ANNUAL AWARD. All Annual Awards for a Performance Year will be paid in cash no later than March 31st of the calendar year following the Performance Year provided that they first have been reviewed and approved by the Committee, and provided further that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.3. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the Employee is enrolled at the time the Committee makes the Annual Award.

      4.2   VOLUNTARY DEFERRED ANNUAL AWARD

            (a) The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of an individual MIC Plan participant. A separate irrevocable election must be made no later than six months prior to the end of Performance Year. Any Annual Award made by the Committee after termination of employment of a participant or retirement of a participant is not eligible for a voluntary deferral and will be paid in full in cash in the year in which the Annual Award is made.

            (b) A Voluntary Deferred Annual Award may be paid out in a lump sum or in five or ten annual installments beginning in the first January of the calendar year following retirement or termination of employment. If an Annual Award is paid in annual installments, each year the payment will be a fraction of the balance equal to one over the number of annual installments remaining. In the event of the participant's death, all deferred amounts will be paid in total in January of the calendar year following the year of death.

            (c) At the time of electing to voluntarily defer payment, the participant must elect whether the sum deferred will be treated by the Company or Subsidiary, as applicable, in accordance with Paragraph I or Paragraph II below.

                  i. A Voluntary Deferred Annual Award will be credited with sums in lieu of interest from the first day of the month following the month in which the Annual Award is determined to the date of payment. The interest accrual rate will be equivalent to the prime rate of interest as reported in The Wall Street Journal, compounded quarterly as of the first business day of January, April, July and October of each

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                        year during the deferral period. The prime rate in
                        effect on the first business day of January, April, July and October will be the prime rate (described above) in effect for that quarterly period.

                  ii. A Voluntary Deferred Annual Award will be treated as if it were invested as an optional cash payment under the CMS Energy Stock Purchase Plan including the accumulation of any dividends. The value of the deferred sum at the time of payment will be equal to the number of dollars such an investment would have been worth as measured by the purchase price of shares of Common Stock using the average closing price, as reported in The Wall Street Journal (NYSE - composite transactions) for the first five trading days in the December previous to a January payout.

                  The amount of any Voluntary Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the MIC Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors of that company.

      4.3   PAYMENT IN THE EVENT OF DEATH.

            (a) A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company, and the beneficiary shall receive payment in the event that the Participant dies prior to receipt of either a cash Annual Award, or a Voluntary Deferred Annual Award. If a beneficiary is not named, the payment will be made to the first surviving class as follows:

                        1. Widow or Widower

                        2. Children, per capita

                        3. Parents, per capita

                        4. Brothers and Sisters, per capita

                        5. Estate of the Deceased

            (b) A participant may change beneficiaries at any time, and the change will be effective as of the date the participant completes and signs the beneficiary form, whether or not the participant is living at the time the request is received by the Company. However, the Company or the applicable Subsidiary will not be liable for any payments made before receipt of a written request.

V.    CHANGE OF STATUS

            Payments in the event of a change in status will not apply if no awards are made for the performance year.

      5.1 PRO-RATA ANNUAL AWARDS. A new MIC participant, whether hired or promoted to the position, or an MIC employee promoted to a higher salary grade during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An MIC participant whose salary grade has been lowered, but whose employment is not terminated during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. Awards will also be prorated for any change in full time or part time work status.

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      5.2   TERMINATION. An MIC participant whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for an Annual Award.

      5.3 RESIGNATION. An MIC participant who resigns during or after a Performance Year will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the employee or ill health in the immediate family, the employee may petition the Committee and may be considered, in the discretion of the Committee, for a pro rata Annual Award. The Committee's decision to approve or deny the request for a pro rata Annual Award shall be final.

      5.4 DEATH, DISABILITY, RETIREMENT, LEAVE OF ABSENCE. An MIC participant whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence will receive a pro rata Annual Award.

VI.   MISCELLANEOUS

      6.1 IMPACT ON BENEFIT PLANS. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plan (Salary Grades E-1, E-2 and F) but not for purposes of the Employees' Savings Plan, Pension Plan, or other employee benefit programs.

      6.2 IMPACT ON EMPLOYMENT. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company's control group.

      6.3 TERMINATION OR AMENDMENT OF THE PLAN. The Company at any time may, in writing, terminate or amend the Plan.

      6.4 GOVERNING LAW. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

      6.5 DISPUTE RESOLUTION. Any disputes related to the Plan should first be brought to the Plan Administrator. If that does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.

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